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                                                                    Exhibit 99.1

[SANTARUS LOGO]

COMPANY CONTACT:                        INVESTOR CONTACT:
Debra P. Crawford                       Jody Cain
Chief Financial Officer                 Lippert/Heilshorn & Associates, Inc.
Santarus, Inc.                          (310) 691-7100
(858) 314-5708                          jcain@lhai.com

FDA ACCEPTS FOR FILING SANTARUS NEW DRUG APPLICATION
FOR RAPINEX(R) POWDER FOR ORAL SUSPENSION 40mg

   RAPINEX POWDER FOR ORAL SUSPENSION 40MG IS FIRST ORAL PPI SEEKING APPROVAL
      BY FDA FOR PREVENTION OF UPPER GI BLEEDING IN CRITICALLY ILL PATIENTS

SAN DIEGO (APRIL 29, 2004) - Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing the company's New Drug Application (NDA) for Rapinex powder for oral suspension 40mg (Rapinex 40mg). This product is an immediate-release formulation of the proton pump inhibitor (PPI) omeprazole. The Rapinex 40mg NDA seeks approval for the treatment of gastric ulcers and the prevention of upper gastrointestinal (GI) bleeding in critically ill patients. No PPI is currently approved for the prevention of upper GI bleeding in this patient population.

Pursuant to Prescription Drug User Fee Act (PDUFA) guidelines, Santarus expects the FDA will complete its review or otherwise respond to the Rapinex 40mg NDA by December 26, 2004. The company submitted the NDA for Rapinex 40mg in February 2004. In August 2003, Santarus submitted an NDA for Rapinex powder for oral suspension 20mg, seeking approval for treatment of heartburn and other symptoms related to gastroesophageal reflux disease (GERD), treatment and maintenance of healing of erosive esophagitis and treatment of duodenal ulcer, and expects FDA review or other response under PDUFA by June 15, 2004.

"The FDA's acceptance of this NDA marks an important milestone as we move to commercialize products for the prevention and treatment of GI diseases and disorders," said Gerald T. Proehl, president and chief executive officer. "This is the second NDA filing of a product based on our powder for oral suspension formulation, which may be desirable for hospitalized patients and the elderly, who may prefer or require a liquid formulation."

The NDA for Rapinex 40mg contained data from a pivotal Phase III clinical trial with 359 critically ill patients. Given the serious medical condition of the patient population, the blinded clinical trial compared Rapinex 40mg, administered through a nasogastric tube, with intravenous (IV) cimetidine, an H2-receptor antagonist, rather than with a placebo. IV cimetidine is the only drug currently approved by the FDA for the prevention of upper GI bleeding in critically ill patients. The primary endpoint of the Rapinex 40mg Phase III trial, the occurrence of clinically significant bleeding, was the same as that seen in the IV cimetidine trial that led to its approval.
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Santarus also conducted an open-label clinical trial treating 243 patients, including 97 patients with gastric ulcers, to collect safety data related to Rapinex 40mg over an 8-week treatment period, and has provided that data to the FDA as additional support for the product candidate's approval.

In connection with the filing of the Rapinex 40mg NDA, Santarus provided notice to the NDA holder for Prilosec(R) delayed-release capsules and related patent holders that Rapinex 40mg does not infringe the patents listed in the Orange Book for Prilosec or that those patents are invalid.

ABOUT PPIS

PPIs are the most common prescription treatment option for upper GI diseases and disorders, including GERD, due to their potent acid suppression, demonstrated safety and once-daily dosing. However, all currently marketed PPIs are available for oral use only in delayed-release formulations. According to IMS Health total U.S. market sales of PPI products were $12.9 billion in 2003, and prescriptions written in the U.S. for PPI products totaled 95.2 million in 2003, up 10% from 2002.

ABOUT SANTARUS

Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products for the prevention and treatment of gastrointestinal diseases and disorders. The company has two NDAs under review by the FDA for its product candidate Rapinex powder for oral suspension 20mg and 40mg and is developing formulations of its Rapinex capsules and Rapinex chewable tablets product candidates for use in pivotal pharmacokinetic/pharmacodynamic clinical trials later this year. The Rapinex product candidates are immediate-release formulations of omeprazole, a widely prescribed PPI. More information about Santarus is available on the company's web site at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus' business, including, without limitation: the potential for Rapinex powder for oral suspension or Santarus' other product candidates to receive regulatory approval for one or more indications on a timely basis or at all; difficulties or delays in development, testing, manufacturing and marketing of Rapinex powder for oral suspension or Santarus' other product candidates; the progress and timing of clinical trials; unexpected adverse side effects or inadequate therapeutic efficacy of Rapinex powder for oral suspension or Santarus' other product candidates that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; the scope and validity of patent protection for Rapinex powder for oral suspension and Santarus' other product candidates; Santarus' ability to commercialize Rapinex powder for oral suspension and its other product candidates without infringing the patent rights of others; competition from other pharmaceutical or biotechnology companies; Santarus' ability to obtain additional financing to support its operations; and other risks detailed in Santarus' Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on April 1, 2004.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Santarus(R) and Rapinex(R) are registered trademarks of Santarus, Inc.

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